Exhibit 99.1

[GRAPHIC REMOVED HERE]

For Immediate Release

Contact: Cindy McCann

VP of Investor Relations

512.477.4455

WHOLE FOODS MARKET ANNOUNCES PLANS TO SETTLE IN CASH

ANY POTENTIAL PUT OF ITS ZERO-COUPON

CONVERTIBLE DEBENTURES DUE 2018

Company Has No Immediate Plans to Call Debentures

February 3, 2003. Austin, TX. Whole Foods Market, Inc. (NASDAQ: WFMI) today announced that in the event any or all of the holders of its Zero-Coupon Convertible Debentures due 2018 (the “Debentures”) elect to exercise their right to require the Company on March 2, 2003 to purchase any or all of the Debentures, the Company would purchase those Debentures using cash, rather than the Company’s common stock or a combination thereof. The accreted value of the Debentures as of March 2, 2003 is approximately $147 million, and the purchase price is $476.74 per $1,000 Principal Amount at Final Maturity. This corresponds to an effective conversion price on March 2, 2003 of $44.81 per share, or 10.64 shares of Company stock per Debenture.

“Given our strong stock price, we do not anticipate the Debentures being put back to us; however, we are well positioned if circumstances should change,” said John Mackey, Chairman, President and Chief Executive Officer of Whole Foods Market. “We have a $220 million credit facility on which no amounts are currently drawn. If any or all of the Debentures are put back to us, our convertible debt would be replaced with credit line debt resulting in no change to the amount of our total debt or our debt-to-equity ratio.”

The Company has no immediate plans to call the Debentures. Absent any put of the Debentures, the Company does not expect any borrowings for the year. The Company expects capital expenditures for fiscal year 2003 to be in the range of $180 million to $200 million and expects to generate cash flow from operations in excess of that amount. The Company generated $229 million in cash flow from operations in fiscal year 2002.

In accordance with the Indenture, dated as of March 2, 1998 between Whole Foods Market, Inc. and Chase Bank of Texas, N.A., as the Trustee (“Trustee”), each holder of the Debentures has the right at such Holder’s option, to require the Company to purchase on March 2, 2003 any or all (equal to $1,000 or an integral multiple thereof) of such Holder’s Debentures for cash at a price of $476.74 per $1,000 Principal Amount at Final Maturity.

A Holder electing for the Company to purchase its Debentures on the Purchase Date must deliver a completed and executed copy of the Purchase Notice to the Paying Agent at any time from the opening of business on January 31, 2003 until the close of business on March 2, 2003. A Purchase Notice may be withdrawn by means of a written notice of withdrawal delivered to the Paying Agent at any time prior to the close of business on March 2, 2003.

Contact information for Trustee and Paying Agent:

Janet Gary, Trust Officer, J.P. Morgan Chase Bank (713) 216-5772

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including but not limited to general business conditions, the timely development and opening of new stores, the integration of acquired stores, the impact of competition, and other risks detailed from time to time in the Company’s SEC reports, including the report on Form 10K for the fiscal year ended September 29, 2002. The Company does not undertake any obligation to update forward-looking statements.